Exhibit 99.1

RPM Reports Record Fiscal 2023 Third-Quarter Results

•	Record third-quarter net sales of $1.52 billion increased 5.7% over prior year

•	Third-quarter net income was $27.0 million, diluted EPS was $0.21, and EBIT was a record $70.5 million

•	Third-quarter adjusted diluted EPS was $0.37 and adjusted EBIT increased 4.2% to a record $83.9 million

•	Fiscal 2023 fourth-quarter outlook calls for flat sales growth and adjusted EBIT to be in a range of flat to declining high-single digits compared to the prior year

MEDINA, OH – April 6, 2023 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2023 third quarter ended February 28, 2023.

“During the third quarter, our associates generated record sales and adjusted EBIT. This growth was led by the successful execution of MAP 2025 operating improvement initiatives and leveraging our strong position in end markets benefiting from increased spending for infrastructure and reshoring projects. The Consumer Group also increased margins to more normalized levels, which contributed to growth,” said RPM Chairman and CEO Frank C. Sullivan. “These actions overcame headwinds from a challenging economic environment, continued year-over-year inflation, and reduced fixed-cost leverage at our facilities from customer destocking and our own initiatives to normalize inventories.”

Sullivan continued, “The third quarter marks the fifth consecutive period we have achieved both record quarterly sales and adjusted EBIT. This growth demonstrates the value of our strategically balanced business model and the ability of our associates to successfully execute growth initiatives in changing economic conditions.”

Third-Quarter 2023 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	February 28,	February 28,
	2023	2022	$ Change	% Change
Net Sales	$1,516,176	$1,433,879	$82,297	5.7%
Net Income Attributable to RPM Stockholders	26,974	33,019	(6,045)	(18.3%)
Diluted Earnings Per Share (EPS)	0.21	0.25	(0.04)	(16.0%)
Income Before Income Taxes (IBT)	42,487	40,497	1,990	4.9%
Earnings Before Interest and Taxes (EBIT)	70,520	66,868	3,652	5.5%
Adjusted EBIT(1)	83,907	80,557	3,350	4.2%
Adjusted Diluted EPS(1)	0.37	0.38	(0.01)	(2.6%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

All four segments achieved record fiscal 2023 third-quarter sales, which were driven by increased pricing in response to continued inflation, partially offset by foreign exchange headwinds. While overall volumes declined, results were mixed across the business portfolio. Volumes grew in businesses that are benefiting from increased infrastructure and reshoring spending, while they declined at businesses with exposure to weaker construction sectors and OEM markets. These declines included the negative impact of customer inventory destocking and a slowdown in consumer takeaway at retail.

Geographically, sales growth was strongest in the U.S. and Latin America, which increased 8.0% and 7.3% respectively. Sales were weakest in Europe, which declined 3.6%. Excluding the impact of foreign currency translation, all regions achieved revenue percentage growth ranging between mid-single digits and mid-teens.

Sales included 7.3% organic growth, 0.7% growth from acquisitions net of divestitures, and foreign currency translation headwinds of 2.3%.

Record fiscal 2023 third-quarter adjusted EBIT was driven by solid sales growth, benefits from MAP 2025 initiatives and Consumer Group margin recovery. These were partially offset by unfavorable foreign currency translation, continued material cost inflation and reduced fixed-cost leverage at RPM facilities due to customer destocking and internal inventory normalization initiatives.

Adjusted EBIT and adjusted EPS exclude certain items that are not indicative of RPM’s ongoing operations, including the pre-tax impact of $59.2 million of MAP 2025 expenses, a $25.8 million gain on the sale of a non-core business and assets, and a $20.0 million gain from business interruption insurance recovery. Included in the MAP 2025 expenses is a non-cash $39.2 million impairment charge.

Third-Quarter 2023 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	February 28,	February 28,
	2023	2022	$ Change	% Change
Net Sales	$497,014	$482,026	$14,988	3.1%
Income Before Income Taxes	8,181	31,498	(23,317)	(74.0%)
EBIT	11,637	33,233	(21,596)	(65.0%)
Adjusted EBIT(1)	13,304	35,072	(21,768)	(62.1%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG’s record third-quarter sales were driven by price increases and strength in concrete admixtures and repair products, which benefited from market share gains and increased demand from infrastructure and reshoring-related projects. Restoration systems for roofing, facades and parking structures also contributed to growth. Partially offsetting this growth, demand was weak in residential and certain commercial construction markets, which included the negative impact of customer inventory destocking. Foreign currency translation also negatively impacted growth.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

Sales included 4.3% organic growth, 1.4% growth from acquisitions, and foreign currency translation headwinds of 2.6%.

Adjusted EBIT was negatively impacted by reduced fixed-cost leverage at plants from lower customer demand and internal initiatives to normalize inventories that resulted in reduced production. Additionally, CPG faced a challenging comparison to the prior-year period when adjusted EBIT grew 89.7%.

Performance Coatings Group

	Three Months Ended
$ in 000s	February 28,	February 28,
	2023	2022	$Change	% Change
Net Sales	$299,627	$270,865	$28,762	10.6%
(Loss) Income Before Income Taxes	(8,352)	24,917	(33,269)	(133.5%)
EBIT	(8,826)	24,841	(33,667)	(135.5%)
Adjusted EBIT(1)	31,215	26,815	4,400	16.4%

(1) Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG generated record third-quarter sales driven by price increases and volume growth in nearly all its businesses. Engineered solutions such as fiberglass grating, protective coatings, and flooring systems all achieved strong growth by targeting fast-growing sectors of the construction market, which are benefiting from reshoring and infrastructure-related spending. Strong energy markets also contributed to growth.

Sales included 13.2% organic growth, 0.8% from acquisitions, and foreign currency translation headwinds of 3.4%.

Record third-quarter adjusted EBIT was driven by strong sales growth and MAP 2025 benefits, which were partially offset by foreign currency translation headwinds. The adjusted EBIT growth was achieved in addition to strong results in the prior-year-period when adjusted EBIT grew 89.9%. PCG adjusted EBIT excludes non-cash MAP 2025 initiative expenses of $39.2 million caused by a change in go-to-market strategy in Europe that resulted in asset impairments.

Specialty Products Group

	Three Months Ended
$ in 000s	February 28,	February 28,
	2023	2022	$ Change	% Change
Net Sales	$191,004	$189,371	$1,633	0.9%
Income Before Income Taxes	39,482	25,881	13,601	52.6%
EBIT	39,454	25,899	13,555	52.3%
Adjusted EBIT(1)	16,792	26,644	(9,852)	(37.0%)

(1) Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

SPG’s record third-quarter sales were led by the disaster restoration business as operational improvement investments allowed the business to quickly respond to restoration efforts following inclement weather. Food coatings and additives also generated double-digit revenue growth as a result of strategically refocusing sales management and selling efforts. Partially offsetting this growth were sales declines at businesses serving OEM markets, which experienced customer destocking.

Sales included 2.2% organic growth, a 0.2% reduction from divestitures net of acquisitions, and foreign currency translation headwinds of 1.1%.

Adjusted EBIT was negatively impacted by unfavorable mix and reduced fixed-cost leverage at plants as a result of customer destocking and inventory normalization initiatives that resulted in reduced production. Adjusted EBIT excludes a $25.8 million gain on the sale of the non-core furniture warranty business and other assets.

Consumer Group

	Three Months Ended
$ in 000s	February 28,	February 28,
	2023	2022	$ Change	% Change
Net Sales	$528,531	$491,617	$36,914	7.5%
Income Before Income Taxes	68,146	16,893	51,253	303.4%
EBIT	68,128	16,831	51,297	304.8%
Adjusted EBIT(1)	48,293	17,225	31,068	180.4%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record third-quarter sales were driven by selling price increases to catch up with continued cost inflation. Volumes declined as retailers were cautious about increasing inventory levels and from a slowdown in consumer takeaway at retail.

Sales included 8.9% organic growth, 0.3% growth from acquisitions, and foreign currency translation headwinds of 1.7%.

Adjusted EBIT growth was driven by MAP 2025 benefits and solid sales increases. The Consumer Group experienced extraordinarily low profitability in the prior-year period due to severe supply chain disruptions resulting from a plant explosion at an alkyd resin supplier and high material cost inflation, which was not offset by commensurate price increases. The low profitability in the fiscal 2022 third quarter contributed to the strong year-over-year adjusted EBIT growth in the fiscal 2023 third quarter. Additionally, adjusted EBIT excludes a $20.0 million gain related to the recovery of business interruption insurance as a result of the plant explosion at the alkyd resin supplier.

Cash Flow and Financial Position

During the first nine months of fiscal 2023:

•	Cash provided by operating activities was $263.0 million compared to $156.0 million during the prior-year period, driven primarily by improved profitability.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

•	Capital expenditures were $179.7 million compared to $152.4 million during the prior-year period, driven by organic growth opportunities and MAP 2025 efficiency programs.

•	The company returned $197.3 million to stockholders through cash dividends and share repurchases.

As of February 28, 2023:

•	Total debt was $2.82 billion compared to $2.59 billion a year ago. The increase was driven by increased working capital needs designed to improve supply chain resiliency.

•

Total liquidity, including cash and committed revolving credit facilities, was $843.5 million, compared to $1.46 billion a year ago. The liquidity decline was driven by a temporary increase in inventories to navigate recent supply chain challenges. Inventories decreased by $48.3 million in the third quarter of fiscal year 2023 compared to the second quarter of fiscal year 2023 and are expected to continue normalizing.

Business Outlook

“Given the increasingly cautious economic outlook, we are focused on executing initiatives within our control. These include MAP 2025 initiatives, where we continue to make structural improvements to our costs and working capital to drive margins and cash flow. We remain on track to exceed our year-one MAP 2025 EBIT target of $120 million. Additionally, we are aligning resources with demand levels, launching new products over the next several quarters, and leveraging our strong positions in expanding end markets that serve infrastructure and reshoring projects,” Sullivan added.

The company expects the following in the fiscal year 2023 fourth quarter:

•	Consolidated sales to be flat compared to prior-year record results.

•	CPG sales to decline in the low- to mid-single-digit percentage range compared to prior-year record results.

•	PCG sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•	SPG sales to decline in the low-double-digit percentage range compared to prior-year record results.

•	Consumer Group sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•	Consolidated adjusted EBIT to be flat to down in the high-single-digit percentage range compared to a record in the fiscal year 2022 fourth quarter.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-877-270-2148 or 1-412-902-6510 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

For those unable to listen to the live call, a replay will be available from April 6, 2023, until April 13, 2023. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 9917572. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fourth-quarter fiscal 2023 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas-and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; (m) risks relating to the Russian invasion of Ukraine and other wars;(n) risks related to data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2022, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Net Sales	$1,516,176	$1,433,879	$5,240,204	$4,723,838
Cost of Sales	978,142	935,293	3,267,308	3,029,287

Gross Profit	538,034	498,586	1,972,896	1,694,551
Selling, General & Administrative Expenses	450,019	433,569	1,425,969	1,290,245
Restructuring Expense	4,154	1,140	6,780	5,128
Goodwill Impairment	36,745	—	36,745	—
Interest Expense	30,756	22,016	85,385	64,127
Investment (Income) Expense, Net	(2,723)	4,355	(5,910)	1,421
(Gain) on Sales of Assets and Business, Net	(25,743)	(249)	(25,881)	(42,491)
Other Expense (Income), Net	2,339	(2,742)	7,065	(9,001)

Income Before Income Taxes	42,487	40,497	442,743	385,122
Provision for Income Taxes	15,248	7,248	114,683	91,962

Net Income	27,239	33,249	328,060	293,160
Less: Net Income Attributable to Noncontrolling Interests	265	230	729	684

Net Income Attributable to RPM International Inc. Stockholders	$26,974	$33,019	$327,331	$292,476

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.21	$0.26	$2.55	$2.27

Diluted	$0.21	$0.25	$2.54	$2.26

Average shares of common stock outstanding—basic	127,495	127,943	127,564	128,013

Average shares of common stock outstanding—diluted	128,035	129,702	128,789	129,622

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Net Sales:
CPG Segment	$497,014	$482,026	$1,860,825	$1,740,578
PCG Segment	299,627	270,865	975,212	858,987
SPG Segment	191,004	189,371	605,785	565,050
Consumer Segment	528,531	491,617	1,798,382	1,559,223

Total	$1,516,176	$1,433,879	$5,240,204	$4,723,838

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$8,181	$31,498	$192,836	$276,223
Interest (Expense), Net (b)	(3,456)	(1,735)	(7,979)	(5,254)

EBIT (c)	11,637	33,233	200,815	281,477
MAP initiatives (d)	1,667	1,034	4,056	3,258
Unusual executive costs (f)	—	805	—	805
(Gain) on sales of assets, net (g)	—	—	—	(41,906)

Adjusted EBIT	$13,304	$35,072	$204,871	$243,634

PCG Segment
(Loss) Income Before Income Taxes (a)	$(8,352)	24,917	$83,896	$97,849
Interest Income, Net (b)	474	76	947	407

EBIT (c)	(8,826)	24,841	82,949	97,442
MAP initiatives (d)	40,041	1,974	42,334	5,708
Acquisition-related costs (e)	—	—	—	339
Unusual executive costs (f)	—	—	—	472

Adjusted EBIT	$31,215	$26,815	$125,283	$103,961

SPG Segment
Income Before Income Taxes (a)	$39,482	$25,881	$94,798	$71,028
Interest Income (Expense), Net (b)	28	(18)	23	(82)

EBIT (c)	39,454	25,899	94,775	71,110
MAP initiatives (d)	3,112	790	7,393	1,422
Acquisition-related costs (e)	—	(45)	—	(45)
(Gain) on sales of assets and business, net (g)	(25,774)	—	(25,774)	—

Adjusted EBIT	$16,792	$26,644	$76,394	$72,487

Consumer Segment
Income Before Income Taxes (a)	$68,146	$16,893	$278,708	$95,912
Interest Income, Net (b)	18	62	45	211

EBIT (c)	68,128	16,831	278,663	95,701
MAP initiatives (d)	165	394	914	1,254
Unusual executive costs (f)	—	—	—	776
Business interruption insurance recovery (h)	(20,000)	—	(20,000)	—

Adjusted EBIT	$48,293	$17,225	$259,577	$97,731

Corporate/Other
(Loss) Before Income Taxes (a)	$(64,970)	$(58,692)	$(207,495)	$(155,890)
Interest (Expense), Net (b)	(25,097)	(24,756)	(72,511)	(60,830)

EBIT (c)	(39,873)	(33,936)	(134,984)	(95,060)
MAP initiatives (d)	14,176	7,114	42,704	17,272
Acquisition-related costs (e)	—	1,263	—	2,063
Unusual executive costs (f)	—	360	—	2,625

Adjusted EBIT	$(25,697)	$(25,199)	$(92,280)	$(73,100)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$42,487	$40,497	$442,743	$385,122
Interest (Expense)	(30,756)	(22,016)	(85,385)	(64,127)
Investment Income (Expense), Net	2,723	(4,355)	5,910	(1,421)

EBIT (c)	70,520	66,868	522,218	450,670
MAP initiatives (d)	59,161	11,306	97,401	28,914
Acquisition-related costs (e)	—	1,218	—	2,357
Unusual executive costs (f)	—	1,165	—	4,678
(Gain) on sales of assets and business, net (g)	(25,774)	—	(25,774)	(41,906)
Business interruption insurance recovery (h)	(20,000)	—	(20,000)	—

Adjusted EBIT	$83,907	$80,557	$573,845	$444,713

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense—Other,” which have been recorded in Cost of Sales;

“Headcount reductions, impairments, closures of facilities and related costs,” which have been recorded in Restructuring Expense;

A goodwill impairment charge related to the Universal Sealants (“USL”) reporting unit which has been recorded in Goodwill Impairment;

“Accelerated Expense—Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” & “Unusual credits triggered by executive departures,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups associated with completed acquisitions and third-party consulting fees incurred in evaluating potential acquisition targets.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative.
(g)

The current year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment. The prior year balance reflects the net gain associated with the sale and leaseback of certain real property assets within our CPG segment during Q2 2022.

(h)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 28,	February 28,	February 28,
	2023	2022	2023	2022
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.21	$0.25	$2.54	$2.26
MAP initiatives (d)	0.41	0.07	0.64	0.17
Acquisition-related costs (e)	—	0.01	—	0.01
Unusual executive costs (f)	—	0.01	—	0.03
(Gain) on sales of assets and business, net (g)	(0.14)	—	(0.14)	(0.28)
Business interruption insurance recovery (h)	(0.12)	—	(0.12)	—
Investment returns (i)	0.01	0.04	0.02	0.05

Adjusted Earnings per Diluted Share (j)	$0.37	$0.38	$2.94	$2.24

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense—Other,” which have been recorded in Cost of Sales;

“Headcount reductions, impairments, closures of facilities and related costs,” which have been recorded in Restructuring Expense;

A goodwill impairment charge related to the Universal Sealants (“USL”) reporting unit which has been recorded in Goodwill Impairment;

“Accelerated Expense—Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” & “Unusual credits triggered by executive departures,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups associated with completed acquisitions and third-party consulting fees incurred in evaluating potential acquisition targets.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative.
(g)

The current year balance reflects the gains associated with the sale of the furniture warranty business and the sale and leaseback of a facility in the SPG segment. The prior year balance reflects the net gain associated with the sale and leaseback of certain real property assets within our CPG segment during Q2 2022.

(h)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier.

(i)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(j)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2023	February 28, 2022	May 31, 2022
Assets
Current Assets
Cash and cash equivalents	$193,870	$193,191	$201,672
Trade accounts receivable	1,250,534	1,135,190	1,479,301
Allowance for doubtful accounts	(47,322)	(49,794)	(46,669)

Net trade accounts receivable	1,203,212	1,085,396	1,432,632
Inventories	1,341,303	1,191,791	1,212,618
Prepaid expenses and other current assets	340,990	339,977	304,887

Total current assets	3,079,375	2,810,355	3,151,809

Property, Plant and Equipment, at Cost	2,237,743	2,080,631	2,132,915
Allowance for depreciation	(1,071,722)	(1,031,613)	(1,028,932)

Property, plant and equipment, net	1,166,021	1,049,018	1,103,983

Other Assets
Goodwill	1,288,071	1,343,962	1,337,868
Other intangible assets, net of amortization	562,732	601,641	592,261
Operating lease right-of-use assets	327,179	312,157	307,797
Deferred income taxes	17,023	23,122	18,914
Other	169,022	190,347	195,074

Total other assets	2,364,027	2,471,229	2,451,914

Total Assets	$6,609,423	$6,330,602	$6,707,706

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$577,761	$675,529	$800,369
Current portion of long-term debt	3,130	703,250	603,454
Accrued compensation and benefits	204,542	206,632	262,445
Accrued losses	22,101	25,646	24,508
Other accrued liabilities	311,974	323,846	325,632

Total current liabilities	1,119,508	1,934,903	2,016,408

Long-Term Liabilities
Long-term debt, less current maturities	2,819,432	1,883,106	2,083,155
Operating lease liabilities	283,981	270,293	265,139
Other long-term liabilities	239,046	308,340	276,990
Deferred income taxes	92,474	97,315	82,186

Total long-term liabilities	3,434,933	2,559,054	2,707,470

Total liabilities	4,554,441	4,493,957	4,723,878

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 128,933; 129,496; 129,199)	1,289	1,295	1,292
Paid-in capital	1,119,786	1,085,317	1,096,147
Treasury stock, at cost	(769,933)	(691,418)	(717,019)
Accumulated other comprehensive (loss)	(604,821)	(552,308)	(537,337)
Retained earnings	2,306,836	1,992,160	2,139,346

Total RPM International Inc. stockholders’ equity	2,053,157	1,835,046	1,982,429
Noncontrolling interest	1,825	1,599	1,399

Total equity	2,054,982	1,836,645	1,983,828

Total Liabilities and Stockholders’ Equity	$6,609,423	$6,330,602	$6,707,706

RPM Reports Results for Fiscal 2023 Third Quarter

April 6, 2023

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,	February 28,
	2023	2022
Cash Flows From Operating Activities:
Net income	$328,060	$293,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,186	114,295
Restructuring charges, net of payments	—	(2,341)
Goodwill impairment	36,745	—
Fair value adjustments to contingent earnout obligations	—	2,470
Deferred income taxes	8,506	(16,908)
Stock-based compensation expense	23,636	29,287
Net loss on marketable securities	3,241	10,032
Net (gain) on sales of assets and a business	(25,881)	(42,491)
Other	684	112
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	202,742	170,513
(Increase) in inventory	(142,069)	(273,519)
Decrease in prepaid expenses and other current and long-term assets	4,807	506
(Decrease) in accounts payable	(195,093)	(9,884)
(Decrease) in accrued compensation and benefits	(54,747)	(47,442)
(Decrease) in accrued losses	(2,119)	(2,985)
(Decrease) in other accrued liabilities	(40,690)	(68,854)

Cash Provided By Operating Activities	263,008	155,951

Cash Flows From Investing Activities:
Capital expenditures	(179,725)	(152,401)
Acquisition of businesses, net of cash acquired	(47,542)	(116,457)
Purchase of marketable securities	(13,173)	(13,674)
Proceeds from sales of marketable securities	9,596	9,004
Proceeds from sales of assets and business, net	53,318	51,913
Other	2,127	(55)

Cash (Used For) Investing Activities	(175,399)	(221,670)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	489,881	300,967
Reductions of long-term and short-term debt	(354,135)	(72,493)
Cash dividends	(159,841)	(152,575)
Repurchases of common stock	(37,500)	(27,500)
Shares of common stock returned for taxes	(15,252)	(10,906)
Payments of acquisition-related contingent consideration	(3,765)	(5,774)
Other	(2,689)	(3,824)

Cash (Used For) Provided By Financing Activities	(83,301)	27,895

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12,110)	(15,689)

Net Change in Cash and Cash Equivalents	(7,802)	(53,513)
Cash and Cash Equivalents at Beginning of Period	201,672	246,704

Cash and Cash Equivalents at End of Period	$193,870	$193,191